Exhibit 4.41

Irrevocable Power of Attorney

I, Zhixiang Liang, citizen of the People’s Republic of China (the “ PRC”) with ID No.             , being the shareholder holding 50% equity interests of Beijing Perusal Technology Co., Ltd. (“Perusal”), hereby irrevocably appoint Hailong Xiang with the following powers and rights during the term of this Power of Attorney, with respect to my current and future equity interests in Perusal (“My Equity”):

I hereby appoint Hailong Xiang as my sole and exclusive agent, to exercise, on my behalf, all voting rights of shareholder in accordance with PRC laws and Perusal’s Articles of Association at the shareholders’ meetings of Perusal, including but not limited to the right to sell or transfer any or all of equity interests of Perusal held by me and to designate and appoint the general manager of Perusal as my authorized representative on the shareholders’ meeting of Perusal.

The authorization and appointment are conditioned on that Hailong Xiang is acting as an employee of Baidu Online Network Technology (Beijing) Co., Ltd (“Baidu Online”) and Baidu Online approves the authorization and appointment. Once Hailong Xiang loses his title or position in Baidu Online or Baidu Online notifies me to terminate the authorization and appointment, I will withdraw the authorization and appointment immediately and designate/authorize the other individual nominated by Baidu Online to exercise the full voting rights on my behalf at the shareholders’ meetings of Perusal.

Unless otherwise expressly provided herein, this Power of Attorney is irrevocable and continues to have effect as of the date hereof so long as I hold equity interests in Perusal.

Signature:	/s/ Zhixiang Liang

Date: May 3, 2016

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